Exhibit 99.1

139483446615

NXT-ID IR Update Webcast

August 15, 2018

C: Gino Pereira; NXT-ID IR Inc.; President and CEO

C: Vin Miceli; NXT-ID IR Inc.; VP and CFO

C: Michael Orlando; NXT-ID IR Inc.; COO and President of Fit Pay Inc.

C: Stanley Washington; NXT-ID IR Inc.; Chief Revenue Officer and President of Healthcare

P: Brian Kinstlinger; Alliance Global Partners; Analyst

P: Kris Tuttle; SoundView Technology Group; Analyst

P: Michael Diana; Maxim Group; Analyst

+++ presentation

Operator^ Good day, ladies and gentlemen, and welcome to the NXT-ID IR Update Webcast Conference Call. (Operator Instructions)

I would now like to turn the conference over to Gino Pereira, Chief Executive Officer. You may begin.

Gino Pereira^ Thank you very much. Good afternoon, everyone. Thank you for joining our call today to discuss NXT-ID’s unaudited financial and operational results for the three months and six months ended June 30, 2018 and we’re going to give a general update on the progress of our business.

So during this morning’s call, we’ll be making forward statements which consist of statements that cannot be confirmed by reference to existing information including statements regarding our beliefs, goals, expectations, forecasts, projections, and future performance and the assumptions underlying such statements.

Please note that there are a number of factors that will cause actual results to differ materially from our forward-looking statements including the factors identified and discussed in our SEC filings. Please recognize that except as required by applicable law, we undertake no duty to update any forward-looking statements and you should not place any undue reliance on such statements.

So with me today on the call today is Vin Miceli, our Chief Financial Officer; Michael Orlando, our Chief Operating Officer and President of FitPay; and Stanley Washington, Chief Revenue Officer and Head of our Healthcare division.

So, I’ll begin the call with a summary of our progress to date and then turn the call over to Vin for a review of our financial results and to Mike and Stan for an update on payments and healthcare respectively. We’ll then take a few calls from the analysts.

So, our results for the second quarter of 2018 were largely similar to those for the first quarter of 2018. Revenues in the first and second quarters were down fairly significantly compared to the same period in 2017 but our gross profit was approximately the same. So, the profitability of the products that we sold were substantially increased.

Revenues in Q2 of 2018 were about 5% up on revenues for Q1 of 2018, which in turn was about 10% up on Q4 of 2017. So, we have exhibited a consistent quarter to quarter sales growth over the last three quarters.

Our expenses for Q1 and Q2 of 2018 were higher compared to the same period the previous year largely because of the merger with FitPay. But most of the increase was for R&D costs for future customers and products, so that’s really an investment in the company’s future. And notably we saved a significant amount in interest expense with the conversion of the revolving credit line to a term loan as we previously announced earlier this year and that should significantly help us on cash flow.

On the payment side of the business, Garmin Pay is now featured in 10 Smartwatches from Garmin and these watches carry the FitPay payment technology. And this is up from two watches the previous quarters, so that’s grown pretty substantially and we continue to make progress in our Flip crypto conversion products. Our development work is now done and we’re going through the certification with networks and other third-party certification. So, we expect to launch the product in late Q3, early Q4 and we also expect to have a new payment platform for launch in late Q4 2018 or early Q1 2019.

In healthcare, LogicMark continues to perform very strongly. Cumulatively, revenues at LogicMark had grown about 64% since we acquired the company about two years ago. And now, we are bringing LogicMark’s products to a wider customer base through expanded distribution as well as looking to increase our penetration within our primary customer which is the VA.

We’re also launching new product initiatives in the area of safety and security for individuals as well as telehealth monitoring. Our product development pipeline is really strong with a new number of -- with a number of new product introductions for 2019. And I believe we are on track to continue building our company for a combination of increased marketing for existing products and introducing new technology forward products that we feel will substantially contribute to our growth in the future. So that’s really a high level summary of the progress that we’ve made in the last quarter.

And now for more detail, I will turn the call over to Vin Miceli, our Chief Financial Officer.

Vin Miceli^ Thank you, Gino. Good afternoon, everyone. I’d like to go over some of the key items, key highlights, if you will, on both the income statement and balance sheet for the company at June 30.

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Revenues for the three and six months ended June 30 were $5.2 million and $10.1 million respectively and compared to our revenues for the comparable 2017 period of $7.7 million and $14.3 million.

On a sequential basis revenues for the second quarter increased by approximately $250,000 over the first quarter 2018. The decrease in our revenues in both the three and six months of 2018 versus the three and six months of 2017 is primarily attributable to a reduction in the company’s shipment of smart cards to WorldVentures in the 2018 period as compared to 2017.

The company’s gross profit margin, excuse me, gross profit margin was approximately 68% in both the three and six months ended June 30, 2018 as compared to 50% in both 2017 periods. The favorable gross margin in both periods was primarily attributable to the strong LogicMark sales that Gino alluded to earlier as well as the gross margin earned on the FitPay sales in both the -- well actually in Q2.

Our operating expenses for Q2 2018 were up about $900,000 at $4 million as compared to $3.1 million in the second quarter of 2017. And this increase was primarily attributable to higher R&D expenses which came on as a -- primarily as a result of layering on the FitPay expenses for the full second quarter of the 2018. Whereas in 2017, we had them in for a partial second -- just actually it was about five weeks of the second quarter of 2017.

For the six months 2018, pretty much the same reasoning. Our operating expenses were about $2.6 million higher. They came in at $8.2 million for the six months of the 2018 compared to $5.6 million a year ago. And again, it’s primarily the layering on of the FitPay expenses for the full six months as opposed to just the five weeks of 2017.

Interest expense for both the three and six months ended June 30 were both lower by approximately $700,000 and $1.6 million in the three and six months compared to 2017. The decrease was pretty much attributable to three factors. One, as Gino alluded to, we refinanced the revolver debt in Q2 to a term loan facility, so there was some interest savings in Q2. In addition, we had lower deferred debt issue cost to amortization in the six months of 2018 versus 2017. And we also had lower note discount from the conversion of the exchange notes that we had back in 2017.

The net loss for the three and six months ended June 30 was approximately $1 million and $2.6 million compared to $1.2 million and $1.9 million for the comparable 2017 periods. During the six months ended June 30, 2018, the company’s net loss included about $1.5 million in non-cash charges.

Moving over to our balance sheet, just some of the major captions. Cash at the end of June, we ended with cash of $1.3 million. We had approximately $2.5 million of favorable working capital. As we already discussed, we refinanced the revolver debt. We should have some very nice savings prospectively from the interest rate -- from the savings on the interest rate reduction. And lastly, equity was about $18.1 million at June 30.

So with that, I’ll turn it back over to Gino for more discussion.

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Gino Pereira^ Thanks, Vin. I think we’ll move to Mike Orlando now to bring us up to date on what’s been going on at FitPay.

Michael Orlando^ Thanks, Gino. Good afternoon, everyone. So Gino provided some highlights in terms of what has been taking place during Q2 in the payments business. First and foremost, there’s been the number of new devices that Garmin has launched in the market. As Gino mentioned, we grew from 2 devices to 10 and it really crosses across a number of different product categories for Garmin.

So, we’re touching everything today from with the Garmin Pay functionality powered by FitPay, we are touching everything from mass market, fitness watches, which is the vivoactive 3, the one that we launched with all the way into their aviation line that they just released here at the end of June or early July timeframe.

So for us, we’re seeing an increase in activations. If anyone is curious on what Garmin’s results, they’ve seen a 24% increase in smartwatch sales from quarter over quarter, year over year. And so we’re to a certain extent benefiting from that growth rate as those new devices begin to gain market share and all those new devices have Garmin Pay as an active feature in there.

In addition, we continue to grow our footprint for Garmin Pay on the FitPay platform. We are in 25 different countries today and over 170 banks and that’s an increase of about 8 countries, about 35 banks over the last 90 days or so. So, that momentum continues to build and as we look to geographies and continents, I think we are on -- we have a penetration and activity in virtually every continent except for Latin America today and that will be coming later this quarter.

When you look at our other products and other development works that we’ve been working on, certainly Flip is something where we spent a lot of time of both on the R&D and also on the business development side, putting together partnerships and relationships that we need to do to create that cryptocurrency to USD conversion products.

And so we’ve completed the hardware development and all the software and application development that was required, and it’s pretty intensive. We had to build a new wallet experience. We had to create integration to an exchange platform, develop new relationship with banking partners, work with the network partners to sponsor the bitcoin to USD conversion on their brand and then go through the process of getting all of that developed into a very clean sleek user experience.

So all that work is done, inclusive of the hardware coins, the Flip coin which will be first device that’s out there and currently the device is in the certification process. We have to go through a pretty intensive certification process to ensure interoperability of that device across all the terminals globally and then also part of the solution insurance process with the network. And we expect that to be done in the next four to five weeks and then we will be shipping first units by the end of Q3 is our target.

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And then in addition to that, we’re continuing to develop and work with our partners on new use cases for our tokenization platform and we will be looking to announce and have some new business offerings and revenue models coming out towards the end of this year and beginning of 2019.

And with that, Gino, I will turn it back to Stan, I think.

Gino Pereira^ Yes. Stan?

Stanley Washington^ Thank you, Mike and Gino. On the LogicMark front, LogicMark continues to perform well. 2018 is off to our strongest start with the company performing at over 10% over last year. The VA continues to drive the majority of our revenue and our profit and we are continuing to enjoy a very strong area of opportunity within the VA as well.

Gross margin has continued to increase and this is due to a shift in our product mix, again primarily at the VA. And we’ve been able to maintain our headcount year-to-date that is pretty much flat and we’ve been building our operations primarily through scale by demand -- on demand.

For 2018 revenue of -- the LogicMark business has been performing at about $8.7 million year-to-date. We are at over 4,000 units sold through Q2 and our gross margin is roughly at 73.6%, so the business again has been performing very, very well in this particular market.

We continue to maintain a -- our primary supplier position within the VA. This has been a really strong effort by our sales force and the grassroots effort that we have within the VA overall. This has also allowed us to identify new opportunities to expand products and to deliver new offerings. We’re in the process of developing a very strong R&D roadmap which we would utilize to continue to strengthen our position as the no fee, no contract product in the marketplace, a very strong position which we currently enjoy.

As we look forward, LogicMark really has four primary areas of focus that we’re really looking to continue to drive both on our government sector which specifically is where we’re servicing the VA. We are continuing to drive our medical alert business. This business is very robust and there is a significant amount of penetration still available within the VA and with other verticals within that group as well, the DoD and other types of key business opportunities there.

From a commercial standpoint, we’re really moving hard into some emerging categories. This includes safety and security, panic buttons which really are starting to gain quite a bit of momentum in the marketplace with that in the hospitality industry, in the real estate industry and other interesting emerging categories. This really lends itself to a good utility of our current devices and gives us an opportunity to continue to grow revenue and to acquire new revenue -- new market share.

We also believe we have a great opportunity to be disruptive within retail, again having a dominant position from a no contract, no fee standpoint with a large percentage of the marketplace being a monitored monthly subscription business. We think this gives us a real advantage and gives consumers an alternative to having to pay a monthly fee.

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And then finally we are, as we’ve discussed previously, really working towards new solutions in data connectivity and in overall solutions for the home healthcare industry, specifically in telehealth and telemedicine. We think this is a really strong growth opportunity for LogicMark and we anticipate having strong alliances and partnerships as we move into 2019 and are looking to launch our new products at that time as well.

Gino, that’s it for right now on LogicMark.

Gino Pereira^ Okay, thank you. So as we’ve heard, for the period of three months we’ve made a tremendous amount of progress which is not entirely reflected in the actual numbers that we see, but we believe very strongly that we are building a strong platform on both sides for growth going forward and we’re excited about that.

So, I think at this point we can take some calls from analysts, please.

+++ q-and-a

Operator^ (Operator Instructions) Our first question comes from Brian Kinstlinger of Alliance Global Partners. Your line is now open.

Brian Kinstlinger^ I appreciate all the information on LogicMark, but I did miss it because there was a blip there for a second. I think you guys mentioned the revenue run rate of LogicMark. I think it was up 10%, you gave the gross margins, but I missed the revenue, if you could just repeat that?

Vin Miceli^ Yes, currently, the run rate is reflecting a 10% growth in 2018 versus 2017.

Brian Kinstlinger^ Right. But I think you actually gave a revenue number, am I mistaken and I misunderstood?

Gino Pereira^ I think Stan mentioned a revenue number to date. Stanley?

Stanley Washington^ Yes. Overall, year-to-date revenue at LogicMark is up over about $8 million.

Brian Kinstlinger^ Over $8 million. Great, that’s helpful. Okay, so I’m curious, it’s been a great recovery for the last two quarters in terms of building back the business up. Can you talk about what’s driving that growth? Is it the payments division, is it LogicMark? If it’s both, can you talk about how the weighting has occurred?

Gino Pereira^ Yes, so I’ll take that question. So, we’re building both -- so the blip is basically down to one customer that we had in the payments division where the demand dropped off fairly quickly. But that didn’t really change anything or derail us from the basic platform and initiatives that we have.

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So, we really just kind stuck to our guns and just continue to develop the technologies that we have, with the vision that we have. So on the healthcare front, it’s a strong profitable division. It’s more mature than the payments division and so that definitely drives a lot more of the -- within that unit, it’s highly profitable. And so, we’re looking at ways to expand within the segment that we are currently very successful in as well as expanding distribution outside. We think there is lot of growth for that.

And from the beginning, our intention when we acquired LogicMark which was a fairly traditional personal emergency response business was how do we take this traditional business and bring it into 21st century with -- in the world of IoT and connected devices and the new products that we’re working on are going to do exactly that.

So, we think we are -- we are very hopeful we’re in a -- that we will be in a very -- in a technology leading position when these products are launched and that should help us with further growth as well as expand the potential markets that we see our products in.

And then on FinTech side, Flip has obviously made great strides in terms of penetration launches and this one is more of a slow roll to get to revenue. It’s a tremendous business as it builds out but it’s a slower roll as we need to form alliances with large vendors like Garmin and those contracts definitely take time. We have a number in the works, we’ve said that before. Some of these are actually closed and we can’t announce until the partner itself launches its product. And then, it’s just a question of time, as with a bit more penetration, we get more activations and then that generates more revenue, but that’s definitely more of slow roll build.

But having said that, FitPay itself is in great position in terms of its technology platform because other than -- people like other manufactures of products like Apple and Samsung, Fitbit and Google, we are the only really independent payment platform supplier which is -- gives us access to companies like Garmin and other large manufacturers of watches or other IoT devices that would like to have digital payments as part of their platform.

And so we’re kind of a go-to for that, let’s say this -- it’s a bit of slow roll as we bring these customers on and they are large complicated arrangements. But for the long term, we’re very confident that it’s a solid successful business, so that’s really what we’re focused on and how we’re developing the business.

Brian Kinstlinger^ And I appreciate that, that’s a great forward [look]. What I just want to understand also is, you’ve grown 20% from the bottom in the fourth quarter sequential over the last six months on a quarterly basis. It seems to me if LogicMark is growing 10% that can only contribute about half the growth, whereas the payments business as a whole, is that right, is contributing about half the growth or is that not accurate so far?

Gino Pereira^ Well, it’s just in terms of the second quarter there was definitely an increased contribution from the payments business, right, as we had more activations coming on, we (inaudible) more. And as Mike mentioned, we’ve seen activation growth almost on a weekly basis with new Garmin customers.

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Brian Kinstlinger^ Right, so that was my next question actually.

Gino Pereira^ Yes. So we expect that to continue.

Brian Kinstlinger^ Can you quantify the impact, I mean of Garmin activations either from your revenue or have they given numbers on activation rates? And I know 24% year over year growth is what they have in your active is what was said by I think [Chris] in their watches, but they actually have to be activated. So, are you cleared all by activation rates and what has been the contribution maybe in a quarter if you are able to provide that?

Gino Pereira^ So I think around that, why do we take -- Mike, do you want to speak a little bit to it to how you’ve seen the activation rates grow over the last few quarters?

Michael Orlando^ Yes. So Garmin doesn’t release product specific information, we talk about growth rates in the categories in general. I think for us as we’ve seen the activity grow, it’s really been around the devices that have entered the market. So as mentioned, they’re going from 2 to 10 and then the number of banks, particularly when we added Chase and PayCentre in Germany and open up that market and so that happened late in the second quarter, so mid-June is when those happened. And we saw during that first 7-to 10-day period about a 25% to 30% increase in our activations and that’s continued to grow over time, so -- and continue to click up on a weekly basis.

So, we’re encouraged by the growth of the global activity that happens and it’s both enabling it for new customers. That’s what we do with the banks and then when more people buy watches, so it’s really this kind of inflection point that we’re starting to see in terms of overall activation rates.

Brian Kinstlinger^ Right. Well then seeing that those banks were at the [end] of June and also seeing that we have the holiday season in December, should we see a -- should we expect a significant increase in contributions from Garmin in the second half of the year in (multiple speakers)?

Michael Orlando^ It will be a combination of -- yes, it will be -- I think it will be a combination of again continue to grow our footprint. Garmin continues to sell more and then we also expect to have another one to two devices that will be launched before holiday season. [Tokin], one that we’ve spoken about on previous calls, expects their first shipments to happen prior to the holiday and then we’ve got a couple of other fashion branded devices that will launch in the first of -- first part of Q4, all in time for holiday. So the timing for --

Brian Kinstlinger^ [Who are those two] new devices from?

Michael Orlando^ We haven’t launched. We haven’t announced in Asia. We will when those products at the market in the first part of Q1 -- Q4 excuse me.

Brian Kinstlinger^ But they’re Tier 1 OEMs?

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Michael Orlando^ They’re Tier 1 fashion watches.

Brian Kinstlinger^ Oh got you, okay. And then --

Michael Orlando^ Yes.

Brian Kinstlinger^ -- maybe you can provide an update on WorldVentures. Do we expect Flye card sales will -- there will be additional sales this year or at all going forward or do you think that relationship has run its course?

Michael Orlando^ I think where we see it is, it will continue to be flat to down. We’re working closely with WorldVentures on current inventory and trying to move that inventory through the membership channel and then what could be next in terms of product solutions for them, so the relationship is still there. We can continue to help them get the products out into their membership base and then as I said continue to develop the dialogue around, are there other things that we might be able to do together in the future.

Brian Kinstlinger^ So a modest amount of revenue for them?

Michael Orlando^ Yes.

Brian Kinstlinger^ Yes. And then finally, I just want to make sure I understood with $1.3 million on the balance sheet, did I understand -- I can’t remember who said it, but there was $2.5 million favorable working capital adjustment, is that after the quarter close, so you’ve got $3.8 million minus maybe half a million cash burn per month?

Gino Pereira^ No, I think that statement from Vin, was that was just a statement on the positive working capital on the balance sheet at (inaudible).

Brian Kinstlinger^ So the $1.3 million wasn’t benefited after the quarter by any collections or anything like that?

Gino Pereira^ Correct.

Brian Kinstlinger^ Yes.

Gino Pereira^ Well, I mean regular -- is close of business collection.

Brian Kinstlinger^ Right. Okay, thank you.

Operator^ Thank you. Our next question comes from Kris Tuttle of SoundView Technology Group. Your line is now open.

Kris Tuttle^ I just have a few and I’ll try to organize them. I’ll start with payments. So can you comment on you talked about Flip in terms of its likely shipping timeframe, can you give us some sort of feel for what the pre-orders were for that or are and then what kind of capacity do you have for actually delivering the Flip product let’s say on a monthly or a quarterly basis?

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Michael Orlando^ Yes, so we’ve been in pre-order mode for about four months. It’s been relatively steady, although we’ve not spent a ton of resources or advertising on building the pre-orders as we kind of get closer to shipments. And then I think the other piece for us is then a lot of online and social media outlets have limited our ability to advertise, so we’re looking at and trying new ways of getting the product out there.

As we mentioned in our release earlier in the quarter, we sent a distribution agreement with the musical artists to help us reach a new category of customer. Those that have a very strong bias towards cryptocurrency and that actually gave us a nice boost in terms of pre-orders and so we’ll continue to look for other distribution partners to keep that going.

And in terms of capacity, we don’t feel capacity will be any issue for us, our supplier on the chip side is the manufacturer of the physical hardware chips and the antennas that are there has -- it’s a top tier provider, so we don’t see capacity issues with that at all. In fact, we’ve already set up the pre-orders to fulfill what we would expect to be orders through the end of the year. And then the manufacturing ODM partner has commitments to us to produce what we need to in terms of minimal order quantity, so I think we’re all -- we’re set in terms of fulfilling the demand that we expect through 2018 with the Flip product.

Kris Tuttle^ And what’s the cycle time on when you order product and when it actually is available for sale?

Michael Orlando^ Yes, so once we begin shipments that would be -- there’s no delay right, we’ll go straight to fulfillment. Our order to delivery time from our ODM is about two weeks, so pretty short timeframe.

Kris Tuttle^ Okay. Okay. And just to confirm the -- when you actually start shipping this product, you will have customers who receive it will be able to link at least one of the --

Michael Orlando^ Right.

Kris Tuttle^ -- recognized bitcoin service providers like the Coinbase or something like that on day one?

Michael Orlando^ Yes, they’ll be able to link their bitcoin account from their bitcoin provider through their wallet so we’ll -- they’ll be able to link their current bitcoin wallet from whoever that provider is to our wallet and do the exchange to USD. There will only be bitcoin. We won’t be accepting any other cryptocurrency at launch.

Kris Tuttle^ Okay. And one other question on the payment side, I’ve noticed Google Pay made a little bit of progress and I was wondering if you could just --

Michael Orlando^ Yes.

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Kris Tuttle^ -- give us a couple of bullet points on how FitPay is differentiated from Google Pay for an ODM.

Michael Orlando^ Yes, sure. So I think our value proposition to the OEMs and the manufacturers of the devices is that we’re platform and operating system agnostic. So Google Pay only works in the context of having Android Wear as part of the operating system on either your -- in your smartwatch or your other devices. So for the likes of Garmin, who has built their entire portfolio of products around their own proprietary operating system, that wouldn’t work for them.

Secondly for those that are looking to only add payments as part of the new capabilities of their fashion watch and not add all the smartwatch capabilities that are part of that, Google Pay would not be a solution for them.

And then the third advantage we have is that Google Pay operates in what’s called host card emulation mode and that requires different level of certification, a different level of encryption that they need to build inside the device and a lot more horsepower to operate where our platform operates with a Secure Element. So it’s a different -- so hardware enclave that it doesn’t require the same power capabilities and memory draw that a Google Pay or a host card emulation payment system would require.

And so from those perspective, we think we have a very striking advantage when we’re talking to device manufacturer because they’re going to want to focus on their own operating system and that puts the Android Wear and then Google Pay off to the side and also look to reduce their cost and development times by using a Secure Element versus a software encryption model.

Kris Tuttle^ Right. Is that Secure Element -- I mean is it fair to say it’s -- because it’s in the hardware right, it’s more secure?

Michael Orlando^ That’s debatable.

Kris Tuttle^ Okay. Okay.

Michael Orlando^ I mean there’s a lot of different opinions on that, so it’s just the hardware enclave, where it sits on versus creating an encryption model on their and in either way I mean they’ve all been certified by their networks. So some tend -- some of those folks in our market tend to think that Secure Element is more secure. Others believe that the software is equally as secure, so I can’t formulate an opinion on that myself.

Kris Tuttle^ Okay. All right. Thanks, Chris. Moving on to LogicMark, I was curious to know I know you’ve been working on some additional channels for the LogicMark in the retail and what should we -- how should we think about the LogicMark revenue outside of the VA in six months and a year and a half, is it 5% to 10%? Is it 30% to 40% outside of VA in a year? How should we think about the growth in non-VA channels for the LogicMark product line?

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Stanley Washington^ That’s a good question, Kris. Let me answer in two ways. First, let me say that within the VA, we think there is significantly more growth opportunity, so we think we have a lot more room to run there as well and we’re not as deeply penetrated as we’re capable of being.

That being said, we think the opportunities for growth outside of the VA specifically within the security and safety category with all the momentum that is happening today around the panic buttons in particular, you’ll see -- we’re starting to see cities and states pass legislation mandating the use of panic buttons by hospitality providers. I think you’re going to continue to see that in other categories as well.

So we think that there is a significant amount of growth for us in these areas through these channels as we get into 2019. I think that’s plus 10% in the follow-up question. I’ll be reluctant -- hesitant rather I think now that I put a firm number on it because we’re still building out our strategic plan in terms of how we’re going to attack those markets. We’re in discussions now with enterprise partners who have the distribution capability to help us push products out. And we are really I think narrowing down where we think the best bets are going to be made, but most certainly we’re moving very aggressively into that particular channel and we are, Gino indicated earlier, developing products right now that we think are based on our core capability, our core product set, but have I think unique features and benefits, which we’ll be able to serve that particular market.

Kris Tuttle^ Okay. I mean the -- some of the things that you talked about in terms of market opportunity, I mean we follow the digital health space pretty closely and it’s a -- there’s a staggering amount of activity and opportunity out there right now.

Stanley Washington^ Yes.

Kris Tuttle^ In terms of resources, are you looking at -- are you actively looking at potentially some small acquisitions to help you guys get to market sooner in some of these areas?

Stanley Washington^ Yes, another good question, Kris. What I -- go ahead, Gino. I’ll piggyback on what you comment.

Gino Pereira^ Sure. So in terms of acquisition, there’s not -- we don’t really base our growth strategy on acquisitions. We’re on the lookout for acquisitions that can contribute to the bottom line and to quicker growth and we’re certainly not looking at early stage acquisitions that would require lead time to get to market.

Having said that, we’ve done in this -- particular sector, we’ve done a fair amount of work ourselves in developing a suite of telehealth monitoring products that we will be talking more about in the coming months and that product development is very far along and so -- and we’ve also identified potential partners to start doing testing with and doing some initial rollout of these products.

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So it’s not necessarily -- it’s not really acquisition-based, but definitely in terms of how it gets implemented, it will be not us going out selling things one by one, it will actually be a partnership with the much larger group that will be pushing the product out and [all that] stands to benefit from the use of the product.

Stanley Washington^ Yes, okay. I would --

Kris Tuttle^ Yes, that sounds exciting. I’m eager to see -- that sounds -- that will be very exciting progress to have those kind of products in the market.

I think my last question here just a couple of housekeeping things on the balance sheet. So it looks like you’re making some good progress on -- I mean AR was flat I believe quarter over quarter, but it looks like you guys collected a good chunk from older age AR, I think WorldVentures dropped considerably quarter to quarter, is that a sustainable kind of improvement in AR from them?

Gino Pereira^ So I’ll pick that up. Yes, I think the AR situation continues to improve and we expect it to continue in the next few quarters.

Kris Tuttle^ Okay. That’s excellent and can you give us an update just where does the cash balance stand sort of June 30 seems like a long time ago now, just here in mid-August?

Gino Pereira^ When we do --

Vin Miceli^ So right now, we’re just --

Gino Pereira^ Go ahead.

Vin Miceli^ -- it’s pretty flat, Kris. We’ve been --

Kris Tuttle^ Okay.

Vin Miceli^ -- right in that [$1.3 million to $1.5 million] range.

Kris Tuttle^ Okay. And do you have a little room on the revolver just from a working capital standpoint? I don’t know if that’s exactly we were talking about then with the [$2.5 million], but if you guys just -- just to give you some operating flexibility, you have a little room on that to take it up and down as you need?

Vin Miceli^ So the revolver facility that we had in place with [ex works] has been refinanced out if you will and we’re with the term loan facility only now.

Kris Tuttle^ Okay, so it’s fixed except for when you -- payments that you made.

Vin Miceli^ Exactly. Except for any --

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Kris Tuttle^ Okay.

Vin Miceli^ -- future pay downs or --

Kris Tuttle^ Okay. Okay. Excellent. I get it. Well, that’s all I have. I have to say it’s really great on the huge interest rate reduction and all the progress on the products. I know we’re going to see the revenues kind of forthcoming on some of these, but I don’t know, it’s great job I guess, worth saying, so we’ll talk to you again soon.

Operator^ Thank you. And our next question comes from Michael Diana of Maxim Group. Your line is now open.

Michael Diana^ Well as you might imagine most of my questions have been asked. I was interested though in some of the other questions related to sort of the timing of the new products. Most of the products, new products you talked about you expect some contribution in 2019, is that right?

Gino Pereira^ I think yes, that’s correct for this. I mean we expect some contribution in -- we expect some contribution potentially late in 2018, but there’s definitely -- it’s difficult for us to predict exactly when they’re going to start to get going, so we’re really focused on them as 2019 product launches, but we’re also aiming to target to get some of these -- some product revenues from new products late in 2018.

Michael Diana^ Okay, great. And let me just ask one more sort of more specific question. I missed the name of the German Bank that you signed up at the end of the second quarter.

Michael Orlando^ It’s PayCentre.

Michael Diana^ PayCentre. Okay.

Michael Orlando^ Yes.

Michael Diana^ So okay and that’s what’s sort of triggered some activations in Germany of (multiple speakers) --

Michael Orlando^ Yes. Yes, yes, so there were -- yes, so we were the first pay wallet to launch in Germany. (Inaudible) [Pay] has followed us in the last couple of weeks, but we’re the first one to launch in Germany.

PayCentre is a large issued prepaid and debit card portfolio across retailers and fuel card platforms and so they’re a really large distribution model and those we’ve seen like I say [quite] an uptick in activations from that group in general and then Germany is a well-developed contactless market as well.

Operator^ Thank you. (Operator Instruction) We do have a follow-up question from Brian Kinstlinger of Alliance Global Partners. Your line is now open.

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Brian Kinstlinger^ I think you mentioned it and I could be mistaken and I couldn’t type fast enough. What did you say the expense of the FitPay was right now? Do you -- did you give that really?

Gino Pereira^ We didn’t specifically call out --

Brian Kinstlinger^ You didn’t.

Gino Pereira^ -- the expenses of FitPay. We just mentioned that the -- most of the increase in spend of over the prior year was attributable to FitPay expenses, which are also primarily R&D expenses for future product developments and future customers. So you might be able to do -- you can probably do a little bit of math and back into it, it will give you a pretty good idea.

Brian Kinstlinger^ Okay, I thought I missed [that part]. Thank you.

Operator^ Thank you. And this does conclude our question and answer session. I would now like to turn the call back over to Gino Pereira for any closing remarks.

Gino Pereira^ Thank you very much. So as you can see, we’ve been hard at work and I think we’ve made some really good progress on a number of fronts and we’re going to continue to push hard to move the business forward and we look forward to speaking to everybody else in another quarter. Thank you very much.

Operator^ Ladies and gentlemen, thank you for participating in today’s conference. This concludes today’s program. You may all disconnect. Everyone, have a great day.

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